Exhibit 10.3(iv)

FIBROGEN, INC.

AMENDMENT

TO STOCK OPTION AGREEMENT

GRANTED UNDER 2005 STOCK PLAN

Pursuant to your Election to Participate in FibroGen’s Amendment and Exchange Offer ending on June 24, 2010 (your “Election”), this AMENDMENT (the “Amendment”) is entered into and made effective on June 24, 2010 (the “Amendment Effective Date”) by and between you, [            ] (“Optionee”) and FibroGen, Inc. and its subsidiaries (“Company”). This Amendment amends the Stock Option Agreement that governs the option with Option Grant Number [            ] (now referred to as MA[            ]) granted on [                ] for [                ] shares of FibroGen Common Stock, for which you have agreed to amend pursuant to your executed Election (the “Option Agreement”). Optionee and Company shall be referred to individually herein as a “Party”, and collectively as, the “Parties”. The Option Agreement, together with its corresponding Option Grant Notice and this Amendment are collectively referred to as the “Agreement”.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

(1)	Unless otherwise defined herein, all capitalized terms and phrases used in this Amendment shall have the meaning ascribed to them in their respective Option Agreement.

(2)	For the purpose of the Agreement, a “Change of Control Event” shall be distinct from a Change in Control (as defined in the Plan) and shall mean the occurrence of a single transaction or series of related transactions of any one or more of the following events:

(i) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(ii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that for purposes of the foregoing, in no event shall “substantially all” mean less than fifty percent (50%) of the consolidated assets of the Company and its Subsidiaries, as determined by the Board in its sole discretion.

The term Change of Control Event shall not include a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(3)	Section 3 of the Option Agreement is hereby deleted in its entirety and replaced with the following:

“INCENTIVE STOCK OPTIONS.

(a) If your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(b) If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code currently requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of the Disability under the Plan). The Company has provided for extended exercisability of your option under certain circumstances for your benefit, however, under Section 22(e) of the Code, your option will not be treated as an Incentive Stock Option if you exercise your option more than three (3) months after the date your employment with the Company (or its Affiliate) terminates, even if you continue to provide services to the Company or an Affiliate as a Consultant or non-employee Director.”

(4)	Section 7 of the Option Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 8 (below), you may not exercise your option before the commencement or after the expiration of its Term. The Term of your option commences on the Date of Grant and expires on the day before the tenth (10th) anniversary of the Date of Grant regardless of your employment status.”

(5)	Section 8(a) of the Option Agreement is hereby deleted in its entirety and replaced with the following:

(a) You may exercise the vested portion of your option within sixty (60) days prior to the expiration of its term, as set forth in Section 7 hereof, or at any time during your option’s term provided that a Liquidity Event (as defined below) has occurred, by delivering a Notice of Exercise (in a form designated by the Company) together with payment of the exercise price and payment of any mandatory withholding or employment taxes, as requested by the Company, to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. For the purpose of this Agreement, a “Liquidity Event” shall be defined to have occurred on either (1) the effective date of a registration statement for an initial public offering, filed by the Company under the Securities Act; or (2) the execution of an agreement, or approval of a plan or other similar document providing for a transaction or series of transactions that, if completed, would constitute a Change of Control Event, provided that, in the event you deliver a Notice of Exercise prior to the completion of such Change of Control Event in satisfaction of the above requirements, the exercise shall only be effective, if at all, upon or immediately prior to, as applicable, the completion of the transaction or series of transactions constituting the Change of Control Event, as necessary for you to participate therein. The Company will provide you with notice (at the last address it has on file for you) of a Change of Control Event upon its occurrence or, if possible within 10 days or such other time as reasonably practicable prior to the completion of such event.

(6)	All references to “Change of Control” in the Option Agreement shall hereby be deleted and replaced by the words “Change in Control” as is consistent with the 2005 Plan.

(7)	This Amendment, together with the Option Agreement, as well as the Grant Notice and Plan referenced therein, contain the entire understanding of the Parties with respect to the subject matter hereof. Except as otherwise provided herein, the Option Agreement has not been modified or amended and remains in full force and effect. All express or implied agreements and understandings, either oral or written, heretofore made with respect to subject matter herein are expressly superseded in this Amendment. In the case of any conflict between the terms of the Amendment, the Option Agreement, the Grant Notice and/or the Plan, the terms of this Amendment shall control.